                                                                 Exhibit (a)(2)

                          OFFER TO PURCHASE FOR CASH

                                      BY

                     MFS GOVERNMENT MARKETS INCOME TRUST

            UP TO 19,249,709 OF ITS ISSUED AND OUTSTANDING COMMON
               SHARES OF BENEFICIAL INTEREST, WITHOUT PAR VALUE

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            THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT
    NEW YORK CITY TIME, ON NOVEMBER 14, 2007, UNLESS THE OFFER IS EXTENDED.

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         This tender offer is not conditioned on any minimum number of shares being tendered but is subject to other conditions as outlined in this offer to purchase and in the related letter of transmittal.

         If we complete the tender offer, we will purchase shares at a price equal to 99% of the per share net asset value as of the close of regular trading on the New York Stock Exchange on the tender offer expiration date.

         None of the fund, its board of trustees or Massachusetts Financial Services Company, the fund's investment adviser, makes any recommendation as to whether to tender or not to tender shares in the offer. No person has been authorized to give any information or to make any representations in connection with the offer other than those contained in this offer to purchase and in the letter of transmittal, and, if given or made, such information or representations may not be relied upon as having been authorized by us, our trustees, our officers or our investment adviser. We have been advised that no trustee or officer of the fund intends to tender any shares pursuant to the Offer.

         You may direct questions and requests for assistance to Georgeson Inc., the information agent for the tender offer, at its address and telephone number set forth on the back cover of this offer to purchase. Shareholders may obtain additional copies of this offer to purchase, the letter of transmittal, the notice of guaranteed delivery or any other tender materials from the information agent and may also contact their brokers, dealers, banks, trust companies or other nominees for copies of these documents.

         If you do not wish to tender your shares, you need not take any action.

October 17, 2007

                             IMPORTANT PROCEDURES

If you want to tender all or part of your shares, you must do one of the following before the offer expires:

  o if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you; or

  o if you hold certificates in your own name, complete and sign a letter of transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the letter of transmittal, to Computershare Trust Company, N.A., the depositary for the offer; or

  o if you are an institution participating in The Depository Trust Company, which we call the "book-entry transfer facility" in this offer to purchase, tender your shares according to the procedure for book-entry transfer described in Section 2; or

If you want to tender your shares, but:

  o your certificates for the shares are not immediately available or cannot be delivered to the depositary by the expiration of the offer; or

  o you cannot comply with the procedure for book-entry transfer by the expiration of the offer; or

  o your other required documents cannot be delivered to the depositary by the expiration of the offer,

you can still tender your shares if you comply with the guaranteed delivery procedure described in Section 2.

To tender your shares, you must follow the procedures described in this offer to purchase, the letter of transmittal and the other documents related to the tender offer.

                              TABLE OF CONTENTS

                                                                          PAGE
SUMMARY TERM SHEET .......................................................   iv
INTRODUCTION .............................................................    1
THE TENDER OFFER .........................................................    2
 1.  Terms of the Offer ..................................................    2
 2.  Procedures for Tendering Shares .....................................    2
 3.  Withdrawal Rights ...................................................    6
 4.  Acceptance for Payment and Payment ..................................    7
 5.  Certain U.S. Federal Income Tax Consequences ........................    8
 6.  Net Asset Value and Market Price Range of the Shares; Dividends
     on the Shares .......................................................   10
 7.  Source and Amount of Funds; Effect of the Offer .....................   10
 8.  Purpose of the Offer ................................................   12
 9.  Information Concerning the Fund .....................................   13
10.  Interest of Trustees; Transactions and Arrangements Concerning
     the Shares ..........................................................   14
11.  Legal Matters; Regulatory Approvals .................................   15
12.  Conditions to the Offer .............................................   15
13.  Fees and Expenses ...................................................   16
14.  Miscellaneous .......................................................   16

                              SUMMARY TERM SHEET
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SECURITIES SOUGHT:               Up to 19,249,709 common shares of beneficial
                                 interest of the fund

PRICE OFFERED PER SHARE:         99% of net asset value as calculated as of
                                 4:00 pm on the expiration date of the offer

SCHEDULED EXPIRATION DATE:       November 14, 2007

PURCHASER:                       MFS Government Markets Income Trust. This is
                                 an issuer tender offer.

BOARD RECOMMENDATION:            Our Board of Trustees is not making a
                                 recommendation.
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         The following are some of the questions that you, as a shareholder, may have and answers to those questions. WE URGE YOU TO READ CAREFULLY THE REMAINDER OF THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND THE OTHER DOCUMENTS TO WHICH WE HAVE REFERRED BECAUSE THE INFORMATION IN THIS SUMMARY TERM SHEET IS NOT COMPLETE. ADDITIONAL IMPORTANT INFORMATION IS CONTAINED IN THE REMAINDER OF THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL.

WHO IS OFFERING TO BUY MY SHARES?

  o MFS Government Markets Income Trust, which we refer to as the fund, is offering to re-purchase shares it previously issued. The fund is a Massachusetts business trust.

HOW MUCH IS THE FUND OFFERING TO PAY?

  o We are offering to purchase up to 19,249,709 of our outstanding common shares for cash, at a price per share equal to 99% of the per share net asset value as of the close of regular trading on the New York Stock Exchange on November 14, 2007 (or if the tender offer is extended, on the date to which the tender offer is extended), upon the terms and subject to conditions set forth in this offer to purchase and the letter of transmittal.

WHEN WILL THE TENDER OFFER EXPIRE AND MAY THE OFFER BE EXTENDED?

  o The tender offer will expire at midnight, New York City time, on November 14, 2007, unless extended. We may extend the period of time the tender offer will be open by issuing a press release or making some other public announcement by no later than the next business day after the tender offer otherwise would have expired. See Section 1 of this offer to purchase.

WHAT IS THE NET ASSET VALUE PER COMMON SHARE AS OF A RECENT DATE?

  o As of October 9, 2007, the net asset value per common share was $7.14. See
    Section 6 of this offer to purchase for additional information regarding net asset values and market prices. During the pendency of the tender offer, daily net asset value quotations can be obtained by calling the information agent toll free at (888) 605-8354, or for banks and brokers, by calling (212) 440-9800 between 9:00 a.m. and 6:00 p.m., New York City time, Monday through Friday (except holidays).

WHAT WAS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

  o On October 9, 2007, the closing price of the shares reported on the New York Stock Exchange was $6.84 per share. Shares may trade at a discount or premium to net asset value and as such the price offered per share may be more or less than the current market price. We advise you to obtain a recent quotation for shares in deciding whether to tender your shares. See
    Section 6 of this offer to purchase.

IS THERE A LIMIT ON THE NUMBER OF SHARES I MAY TENDER?

  o No; however only up to 19,249,709 of our outstanding common shares will be accepted for tender. See Section 1 of this offer to purchase.

IN WHAT ORDER WILL THE FUND PURCHASE TENDERED SHARES?

  o If the terms and conditions of the tender offer have been satisfied or waived and more than 19,249,709 shares have been validly tendered and not validly withdrawn on or prior to the expiration of the offer, we will purchase shares in the following order of priority:

    o first, all shares owned in "odd lots" that have been validly tendered ;
      and

    o second, after purchase of all of the foregoin g shares, all other tendered shares on a pro rata basis (disrega rding fraction s) in accordan ce with the number of shares tendered by each sharehol der (and not timely withdraw n). Our present intentio n, if the tender offer is oversubs cribed, is not to purchase more than 19,249,7 09 shares. See
      Section 1 of this offer to purchase .

IF I DECLINE TO TENDER, HOW WILL THE TENDER OFFER AFFECT THE SHARES I HOLD?

  o Your percentage ownership interest in the fund will likely increase after completion of the offer.

WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

  o If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. You may be required to pay transfer taxes under certain circumstances described in the letter of transmittal. If you hold shares through a bank or broker, you are responsible for paying any fees or expenses you incur in tendering your shares in the offer. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

DOES THE FUND HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

  o Yes. We do not expect to borrow money to finance the purchase of any tendered shares. See Section 7 of this offer to purchase.

IF SHARES I TENDER ARE ACCEPTED BY THE FUND, WHEN WILL PAYMENT BE MADE?

  o Payment for tendered shares, if accepted, will be made in United States dollars promptly after the expiration date of the offer.

HOW DO I TENDER MY SHARES?

  o To tender your shares, you must complete one of the actions described under "Important Procedures" on the inside front cover page of this offer to purchase before the tender offer expires.

  o If your shares are held in street name (i.e., through a broker, dealer or other nominee), you must contact your nominee and request that your shares be tendered in the offer.

  o For additional information on the procedures for tendering your shares, see
    Section 2 of this offer to purchase.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

  o You can withdraw shares that you tender at any time until the expiration of the offer. Also, if we have not accepted your shares for payment by December 13, 2007, you can withdraw shares at any time after that date until we do accept your shares for payment. See Section 1 and Section 3 of this offer to purchase.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

  o You or your nominee must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw the shares. See Section 1 and Section 3 of this offer to purchase.

WHAT ACTION NEED I TAKE IF I DECIDE NOT TO TENDER MY SHARES?

  o None.

DOES THE FUND'S BOARD OF TRUSTEES ENCOURAGE SHAREHOLDERS TO PARTICIPATE IN THE TENDER OFFER, AND WILL MANAGEMENT PARTICIPATE IN THE TENDER OFFER?

  o None of the fund, its board of trustees or the fund's investment adviser, Massachusetts Financial Services Company, is making any recommendation to tender or not to tender shares in the offer. We have been advised that no trustee or executive officer of the fund intends to tender shares. See
    Section 10 of this offer to purchase.

WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF TENDERING
SHARES?

  o The receipt of cash for shares pursuant to the offer will be a taxable transaction for United States federal income tax purposes. Depending on a shareholder's particular circumstances, the sale of shares pursuant to the offer will be treated either as a "sale or exchange" of those shares, producing gain or loss equal to the difference, if any, between the amount of cash received and the shareholder's adjusted tax basis in the shares sold pursuant to the offer, or as the receipt of a distribution from the fund, taxable as a dividend to the extent of such shareholder's allocable share of the fund's "earnings and profits." There is also a risk of tax consequences for shareholders whose percentage interests in the fund increase as a result of the offer. See Section 5.

TO WHOM CAN I TALK IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

  o You can call the information agent at (212) 440-9800 (for banks or brokers) or toll-free at (888) 605-8354. See the back cover of this offer to purchase.

WHAT ARE THE CONDITIONS TO THE TENDER OFFER?

  o The tender offer is subject to conditions (which may be waived by the fund) including, among other things, the approval of the proposal to amend the fund's fundamental investment policy concerning borrowing to permit the fund to use leverage (the "Leverage Proposal"), as detailed in the fund's definitive proxy statement, filed with the SEC on September 14, 2007, at the fund's November 1st annual meeting. See section 12.

Dear Shareholder:

                                 INTRODUCTION

         MFS Government Markets Income Trust, a Massachusetts business trust registered under the Investment Company Act of 1940, as amended, as a closed-end, non-diversified management investment company, hereby offers to purchase up to 19,249,709 of the fund's outstanding common shares at a price per share, net to the seller in cash, equal to 99% of the net asset value per share in U.S. dollars as of the close of regular trading on the New York Stock Exchange on November 14, 2007, or such later date to which the offer is extended, upon the terms and subject to the conditions set forth in this offer to purchase and in the related letter of transmittal. The maximum number of shares that we will purchase in the tender offer represents approximately 37.5% of the number of currently outstanding shares.

         THIS OFFER IS OPEN TO ALL COMMON SHAREHOLDERS OF THE FUND AND IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED BUT IS SUBJECT TO OTHER CONDITIONS AS OUTLINED IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL. SEE SECTION 12 "CONDITIONS TO THE OFFER."

         NONE OF THE FUND, ITS BOARD OF TRUSTEES OR ITS INVESTMENT ADVISER MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER SHARES IN THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND, ITS BOARD OF TRUSTEES OR ITS INVESTMENT ADVISER. WE HAVE BEEN ADVISED THAT NO TRUSTEE OR EXECUTIVE OFFICER OF THE FUND INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

         As of October 9, 2007, there were 51,332,555 shares issued and outstanding, and the net asset value was $7.14 per share. We do not expect that the number of shares issued and outstanding will be materially different on the date the offer expires. Shareholders may contact the information agent, toll free at (888) 605-8354 or, for banks and brokers, at (212) 440-9800 to obtain daily net asset value quotations for the shares prior to 5:00 p.m., New York City time, on the expiration date.

         Any shares we acquire pursuant to the offer will become authorized but unissued shares and generally will be available for issuance by the fund without further shareholder action.

         Tendering shareholders may be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the letter of transmittal, transfer taxes on the purchase of shares by the fund. Shareholders may also be subject to other transaction costs, as described in Section 1 "Terms of the Offer."

         Certain U.S. federal income tax consequences of the sale of shares pursuant to the offer are described in Section 5 "U.S. Federal Income Tax Consequences."

         THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND YOU SHOULD READ THEM CAREFULLY AND IN THEIR ENTIRETY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER.

                               THE TENDER OFFER

1. TERMS OF THE OFFER

         Upon the terms and subject to the conditions set forth in this offer to purchase and the letter of transmittal, the fund will accept for payment, and pay for, up to 19,249,709 shares, validly tendered prior to midnight, New York City time, on November 14, 2007, or such later date to which the offer is extended, and not withdrawn as permitted by Section 3.

         If the number of shares properly tendered and not withdrawn prior to the expiration date is less than or equal to 19,249,709, we will, upon the terms and conditions of the offer, purchase all shares so tendered. If more than 19,249,709 shares are duly tendered pursuant to the offer (and not withdrawn as provided in Section 3), unless we determine not to purchase any shares because one or more conditions described in Section 12 of this offer to purchase are not met, we will purchase shares in the following priority: first, all such shares owned beneficially or of record by a holder of fewer than 100 common shares who validly tenders all of such shares (partial tenders will not qualify for this preference) and completes, or whose broker, bank or other nominee completes, the section captioned "Odd Lots" in the letter of transmittal and, if applicable, in the notice of guaranteed delivery; and, second, after purchase of all of the foregoing shares, all other shares duly tendered on a pro rata basis (disregarding fractions) in accordance with the number of shares duly tendered by or on behalf of each shareholder (and not withdrawn). On the letter of transmittal, you can designate in which order you wish your shares to be purchased if, as a result of the proration provisions or otherwise, some but not all of your tendered shares are purchased in the offer. Except as described herein, withdrawal rights expire on the expiration date. The fund does not contemplate extending the offer or increasing the number of shares covered by the offer if more than 19,249,709 shares are tendered.

         Shareholders should consider the relative costs of tendering shares at a 1% discount to net asset value pursuant to the offer or selling shares at the market price with the associated transaction costs.

         We expressly reserve the right, in our sole discretion, at any time or from time to time, to extend the period of time during which the offer is open by giving oral or written notice of such extension to the depositary. Any such extension will also be publicly announced by press release issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. If we make a material change in the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13(e)-4(e)(3) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). During any such extension, all shares previously tendered and not withdrawn will remain subject to the offer, subject to the right of any such tendering shareholder to withdraw his or her shares.

         Subject to the terms and conditions of the offer, we will pay the consideration offered or return the tendered securities promptly after the expiration or withdrawal of the offer. Any extension, delay or expiration will be followed as promptly as practicable by public announcement thereof.

         UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE TENDER PRICE FOR TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN PAYING FOR SUCH SHARES.

2. PROCEDURES FOR TENDERING SHARES

         Proper Tender of Shares. For shares to be properly tendered, EITHER
(1) OR (2) below must happen:

         (1) The depositary must receive all of the following prior to midnight, New York City time, on the expiration date at the depositary's address on the back page of this offer to purchase:

         o either (a) the certificates for the shares, or (b) in the case of tendered shares delivered in accordance with the procedures for book-entry transfer we describe below, a confirmation of receipt of the shares; and

         o either (a) a properly completed and executed letter of transmittal or a manually executed facsimile of it, including any required signature guarantees, or (b) in the case of a book- entry transfer, an "agent's message" of the type we describe below; and

         o any other documents required by the letter of transmittal.

         (2) You must comply with the guaranteed delivery procedure set forth below.

         Odd lot holders who tender all their shares must also complete the section captioned "Odd Lots" in the letter of transmittal and, if applicable, in the notice of guaranteed delivery, to qualify for the preferential treatment available to odd lot holders as set forth in Section 1.

         Endorsements and Signature Guarantees. Depending on how your shares are registered and to whom you want payments or deliveries made, you may need to have your certificates endorsed and the signatures on the letter of transmittal and endorsement guaranteed by an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act. No endorsement or signature guarantee is required if:

         o the letter of transmittal is signed by the registered holder of the shares tendered (which, for purposes of this Section 3, includes any participant in The Depository Trust Company, referred to as the "book-entry transfer facility," whose name appears on a security position listing as the owner of the shares) exactly as the name of the registered holder appears on the certificate(s) for the shares and payment and delivery are to be made directly to that holder; or

         o shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity that is also an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act, each such entity, referred to as an "eligible guarantor institution."

         See Instruction 1 of the letter of transmittal.

         If a certificate for shares is registered in the name of a person other than the person executing the letter of transmittal or you are completing either the box captioned "Special Delivery Instructions" or the box captioned "Special Payment Instructions" in the letter of transmittal, then:

         o your certificates must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificates; and

         o the signature on (1) the letter of transmittal and (2) your endorsed certificates or stock power must be guaranteed by an eligible guarantor institution.

         Method of Delivery. Payment for shares tendered and accepted for payment under the offer will be made only after timely receipt by the depositary of all of the following:

         o certificates for those shares or a timely confirmation of the book-entry transfer of those shares into the depositary's account at the book-entry transfer facility as described below;

         o one of (a) a properly completed and duly executed letter of transmittal or a manually signed facsimile of it, including any required signature guarantees, or (b) an agent's message as described below in the case of a book- entry transfer; and

         o any other documents required by the letter of transmittal.

         The method of delivery of all documents, including share certificates, the letter of transmittal and any other required documents, is at your election and risk. If you decide to make delivery by mail, we recommend you use registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery.

         All deliveries made in connection with the offer, including a letter of transmittal and certificates for shares, must be made to the depositary and not to the fund, the fund's transfer agent, the information agent or the book-entry transfer facility. Any documents delivered to the fund, the fund's transfer agent, the information agent or the book-entry transfer facility will not be forwarded to the depositary and, therefore, will not be deemed to have been properly tendered.

         Book-Entry Delivery. The depositary will establish an account with respect to the shares at the book-entry transfer facility for purposes of the offer within two business days after the date of this offer to purchase. Any institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of the shares by causing that facility to transfer those shares into the depositary's account in accordance with that facility's procedure for the transfer. Even if delivery of shares is made through book-entry transfer into the depositary's account at the book-entry transfer facility, EITHER (1) OR (2) below must occur:

         (1) The depositary must receive all of the following before or on the expiration date at the depositary's address on the back page of this offer to purchase:

         o one of (a) a properly completed and executed letter of transmittal or a manually executed facsimile of it, including any required signature guarantees, or (b) an agent's message as described below in the case of a book- entry transfer; and

         o any other documents required by the letter of transmittal; or

         (2) The guaranteed delivery procedure described below must be followed.

         Delivery of the letter of transmittal or any other required documents to the book-entry transfer facility does not constitute delivery to the depositary.

         The term "agent's message" means a message transmitted by the book-entry transfer facility to, and received by, the depositary, which states that the book-entry transfer facility has received an express acknowledgement from the participant in the book-entry transfer facility tendering the shares that such participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce that agreement against them.

         Guaranteed Delivery. If you want to tender your shares but your share certificates are not immediately available or cannot be delivered to the depositary before the expiration date, the procedure for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the depositary before the expiration date, you can still tender your shares, if all of the following conditions are satisfied:

         o the tender is made by or through an eligible guarantor institution;

         o the depositary receives by hand, mail, overnight courier or facsimile transmission, prior to the expiration time, a properly completed and duly executed notice of guaranteed delivery in the form we have provided with this offer to purchase, including (where required) signature guarantees by an eligible guarantor institution in the form set forth in the notice of guaranteed delivery; and

         o the following are received by the depositary within three New York Stock Exchange trading days after the date of receipt by the depositary of the notice of guaranteed delivery, either:

         o the certificates representing the shares being tendered together with (a) a letter of transmittal, or a facsimile thereof, relating thereto that has been validly completed and duly executed and includes all signature guarantees required thereon and (b) all other required documents; or

         o in the case of any book-entry transfer of the shares being tendered that is effected in accordance with the book-entry transfer procedures we describe above under "Book-Entry Delivery:" (a) a letter of transmittal or a facsimile thereof, relating thereto that has been validly completed and duly executed and includes all signature guarantees required thereon, or an agent's message, (b) a book-entry confirmation relating to that transfer, and (c) all other required documents.

         Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our sole discretion, all questions as to the number of shares to be accepted, and the validity, form, eligibility, including time of receipt, and acceptance for payment of any tender of shares. Our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders we determine not to be in proper form or the acceptance of or payment for which we determine may be unlawful. We also reserve the absolute right to waive any of the conditions of the offer and any defect or irregularity in the tender of any particular shares or any particular shareholder. No tender of shares will be deemed to be properly made until all defects or irregularities have been cured by the tendering shareholder or waived by us. None of the fund, the depositary, the information agent, or any other person will be under any duty to give notice of any defects or irregularities in any tender, or incur any liability for failure to give any such notice. Our interpretation of the terms of and conditions to the offer, including the letter of transmittal and the instructions thereto, will be final and binding. By tendering shares to us, you agree to accept all decisions we make concerning these matters and waive any right you might otherwise have to challenge those decisions.

         Your Representation and Warranty; Our Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated by the Securities and Exchange Commission under the Exchange Act for a person, acting alone or in concert with others, directly or indirectly, to tender shares for that person's own account unless, at the expiration date, the person so tendering:

         o within the meaning of Rule 14e-4, has a "net long position" equal to or greater than the amount tendered in our shares or in securities immediately convertible into, or exchangeable or exercisable for, our shares; and

         o will deliver or cause to be delivered the shares within the period specified in the offer; or

         o in the case of securities immediately convertible into, or exchangeable or exercisable for our shares, acquires shares by conversion, exchange or exercise of such securities, and, to the extent required by the terms of the offer, delivers or causes to be delivered the shares within the period specified by the offer.

         Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

         A tender of shares under any of the procedures described above will constitute your acceptance of the terms and conditions of the offer, as well as your representation and warranty to us that:

         o you have a "net long position" in the shares or equivalent securities at least equal to the shares tendered; and

         o the tender of shares complies with Rule 14e-4.

         Our acceptance for payment of shares tendered under the offer will constitute a binding agreement between you and us upon the terms and conditions of the offer described in this and related documents.

         Return of Unpurchased Shares. If any tendered shares are not purchased or are properly withdrawn, or if less than all shares evidenced by a shareholder's certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the offer or the proper withdrawal of the shares, as applicable. In the case of shares tendered by book-entry transfer at the book-entry transfer facility, the shares will be credited to the appropriate account maintained by the tendering shareholder at the book-entry transfer facility. In each case, we will not charge the shareholder for costs we incur returning or crediting the shares to the shareholder.

         Lost or Destroyed Certificates. If your certificate for part or all of your shares has been lost, stolen, misplaced or destroyed, you should contact Computershare Trust Company, N.A., the transfer agent of the fund, at (800) 637-2304 (toll free), for instructions as to obtaining an affidavit of loss. The affidavit of loss will then be required to be submitted together with the letter of transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond may be required to be posted by you to secure against the risk that the certificates may be subsequently recirculated. You are urged to contact the depositary immediately in order to receive further instructions, to permit timely processing of this documentation and for a determination as to whether you will need to post a bond.

         Backup Withholding. In order to avoid "backup withholding" of U.S. federal income tax on payments of cash pursuant to the offer, a shareholder surrendering shares in the offer must, unless an exemption applies, provide the depositary with such shareholder's correct taxpayer identification number on a Substitute Form W-9, certify under penalties of perjury that such tax identification number is correct and provide certain other certifications. If a shareholder does not provide such shareholder's correct tax identification number or fails to provide the required certifications, the Internal Revenue Service may impose a penalty on such shareholder and payment of cash to such shareholder pursuant to the offer may be subject to backup withholding of 28%. All shareholders surrendering shares pursuant to the offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the letter of transmittal to provide the information and certification necessary to avoid backup withholding. Certain shareholders (including, among others, all corporations, individual retirement accounts and certain foreign individuals and entities) are not subject to backup withholding; however, such shareholders should complete the Substitute Form W-9 to avoid possible erroneous backup withholding. Noncorporate foreign shareholders should complete and sign the main signature form and an appropriate Form W-8 (instead of a Form W-9), a copy of which may be obtained from the depositary, in order to avoid backup withholding. See Instruction 10 to the letter of transmittal.

3. WITHDRAWAL RIGHTS

         Shares tendered pursuant to the offer may be withdrawn pursuant to the procedures set forth below at any time prior to the expiration date and, unless already accepted for payment pursuant to the offer, at any time on or after November 14, 2007.

         For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the depositary at one of its addresses set forth on the back cover of this offer to purchase and must specify the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares. If certificates for shares have been delivered or otherwise identified to the depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the depositary and, unless such shares have been tendered by an eligible institution, any and all signatures on the notice of withdrawal must be guaranteed by an eligible institution. If shares have been tendered pursuant to the book-entry transfer procedures described in Section 2, any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn shares and otherwise comply with the book-entry transfer facility's procedures. Withdrawals of tenders of shares may not be rescinded, and any shares validly withdrawn will thereafter be deemed not validly tendered for purposes of the offer. However, withdrawn shares may be retendered by again following one of the procedures described in Section 2 at any time prior to the expiration date.

         All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the fund in its sole discretion, which determination will be final and binding. None of the fund, the depositary, the information agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

         The method of delivery of any documents related to a withdrawal is at the risk of the withdrawing shareholder. Any documents related to a withdrawal will be deemed delivered only when actually received by the depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

4. ACCEPTANCE FOR PAYMENT AND PAYMENT

         Upon the terms and subject to the conditions of the offer, we will accept for payment, and will pay cash for, shares validly tendered on or before the expiration date, and not properly withdrawn in accordance with Section 3, promptly after the expiration date. In all cases, payment for shares tendered and accepted for payment pursuant to the offer will be made only after timely receipt by the depositary of certificates for such shares (unless such shares are held in uncertificated form), a properly completed and duly executed letter of transmittal (or facsimile thereof), and any other documents required by the letter of transmittal. We expressly reserve the right, in our sole discretion, to delay the acceptance for payment of, or payment for, shares, in order to comply, in whole or in part with any applicable law.

         For purposes of the offer, we will be deemed to have accepted for payment shares validly tendered and not withdrawn as, if and when we give or cause to be given oral or written notice to the depositary of our acceptance for payment of such shares pursuant to the offer. Payment for shares accepted for payment pursuant to the offer will be made by deposit of the aggregate purchase price therefor with the depositary, which will act as agent for the tendering shareholders for purpose of receiving payments from the fund and transmitting such payments to the tendering shareholders. Under no circumstances will interest on the purchase price for shares be paid, regardless of any delay in making such payment.

         In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment as soon as practicable after the expiration date. However, we expect that we will not be able to announce the final results of any proration or commence payment for any shares purchased pursuant to the offer until at least five business days after the expiration date.

         If any tendered shares are not accepted for payment pursuant to the terms and conditions of the offer for any reason, or are not accepted because of an invalid tender, or if certificates are submitted for more shares than are accepted (i) certificates for such unpurchased shares will be returned, without charge by us to the tendering shareholder, as soon as practicable following expiration or termination of the offer, (ii) shares delivered pursuant to the book-entry delivery procedure (as defined in Section 2 above) will be credited to the appropriate account maintained within the book-entry transfer facility and (iii) uncertificated shares held by the fund's transfer agent pursuant to the fund's dividend reinvestment plan will be returned to the dividend reinvestment plan account maintained by the transfer agent.

         If we are delayed in our acceptance for payment of, or in our payment for, shares, or are unable to accept for payment or pay for shares pursuant to the offer for any reason, then, without prejudice to our rights under this offer, the depositary may, on behalf of the fund, retain tendered shares, and such shares may not be withdrawn, unless and except to the extent tendering shareholders are entitled to withdrawal rights as described in Section 3 of this offer to purchase.

         The purchase price of the shares will equal 99% of their net asset value (a 1% discount) as of the close of regular trading on the New York Stock Exchange on November 14, 2007, or such later date to which the offer is extended. Tendering shareholders may be required to pay brokerage commissions or fees. Under the circumstances set forth in Instruction 6 of the letter of transmittal, shareholders may be subject to transfer taxes on the purchase of shares by the fund.

         We normally calculate the net asset value of our shares daily at the close of regular trading of the New York Stock Exchange. On October 9, 2007, the net asset value was $7.14 per share. The shares are listed on the New York Stock Exchange. On October 9, 2007, the last sales price at the close of regular trading on the New York Stock Exchange was $6.84 per share, representing a 4.202% discount from net asset value. The net asset value of the shares will be available daily until the expiration date, by calling the information agent, toll free at (888) 605-8354 or, for banks or brokers, at
(212) 440-9800.

5. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

         The following discussion describes certain U.S. federal income tax consequences of the sale of shares pursuant to the offer. Except where noted, it deals only with shares held as capital assets and does not deal with special situations, such as those of dealers in securities or commodities, traders in securities that elect to mark their holdings to market, insurance companies, persons holding shares as a part of a hedging, conversion or constructive sale transaction or a straddle, or shareholders whose functional currency is not the U.S. dollar. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in U.S. federal income tax consequences different from those discussed below. Shareholders should consult their own tax advisors concerning the U.S. federal income tax consequences of participating in the offer in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

         As used herein, a "U.S. Shareholder" means a shareholder that is (i) a citizen or resident of the U.S., (ii) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes), partnership, or other entity created or organized in or under the laws of the U.S., any State or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of the source of the income, or (iv) a trust if it (x) is subject to the supervision of a court within the U.S. and one or more U.S. persons has the authority to control all substantial decisions of the trust or (y) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A "Non- U.S. Shareholder" is a shareholder that is not a U.S. Shareholder.

         An exchange of shares for cash in the offer will be a taxable transaction for U.S. federal income tax purposes. As a consequence of the exchange, depending on a shareholder's particular circumstances, the sale of shares pursuant to the offer will be treated either as a "sale or exchange" producing gain or loss or as the receipt of a distribution from the fund taxable as a dividend to the extent of such shareholder's allocable share of the fund's "earnings and profits." Under Section 302(b) of the Code, a sale of shares pursuant to the offer generally will be treated as a sale or exchange if the receipt of cash by the shareholder: (a) results in a complete termination of the shareholder's interest in the fund, (b) results in a "substantially disproportionate" redemption with respect to the shareholder, or (c) is "not essentially equivalent to a dividend" with respect to the shareholder. For this purpose a "substantially disproportionate" redemption is one that reduces the shareholder's percentage voting interest in the fund by more than 20% and after which the shareholder owns a less-than-50% voting interest in the fund. Also for this purpose, a redemption is "not essentially equivalent to a dividend" if it results in a "meaningful reduction" of a shareholder's percentage interest in the fund. Whether a reduction is "meaningful" depends on a shareholder's particular facts and circumstances; in general, the smaller a shareholder's percentage interest in the fund, the more likely it is that any such reduction therein will be treated as "meaningful."

         In determining whether any of these tests has been met, shares actually owned, as well as shares considered to be owned by the shareholder by reason of certain constructive ownership rules set forth in Section 318 of the Code, generally must be taken into account. If any of these three tests for sale or exchange treatment under Section 302(b) is met, a shareholder will recognize gain or loss equal to the difference between the price paid by the fund for the shares purchased in the offer and the shareholder's adjusted basis in such shares. If such shares are held as a capital asset, the gain or loss will be capital gain or loss. The maximum tax rate applicable to capital gains recognized by individuals and other non-corporate taxpayers is (i) the same as the applicable ordinary income rate for capital assets held for one year or less or (ii) 15% for capital assets held for more than one year. The deductibility of capital losses is subject to limitations.

         If the requirements of Section 302(b) of the Code are not met, amounts received by a shareholder who sells shares pursuant to the offer will be taxable to the shareholder as a dividend to the extent of such shareholder's allocable share of the fund's current or accumulated earnings and profits. To the extent that amounts received exceed such shareholder's allocable share of the fund's current and accumulated earnings and profits for a taxable year, the distribution will first be treated as a non-taxable return of capital, causing a reduction in the adjusted basis of such shareholder's shares, and any amounts in excess of the shareholder's adjusted basis will constitute taxable gain. Any remaining adjusted basis in the shares tendered to the fund will be transferred to any remaining shares held by such shareholder.

         Provided that no tendering shareholder is treated as receiving a dividend as a result of selling shares pursuant to the offer, shareholders who do not sell shares pursuant to the offer will not realize any taxable income. In the event that any shareholder is deemed to receive a dividend as a result of selling shares pursuant to the offer, there is a risk that shareholders whose percentage interests in the fund increase as a result of the offer (whether because they do not tender shares pursuant to the offer, or sell fewer shares than other shareholders) may be deemed to have received a constructive distribution from the fund under Section 305 of the Code, in an amount equal to the increase in such shareholder's percentage ownership of the fund that is taxable as a dividend to the extent of such shareholder's allocable share of the fund's earnings and profits.

         Backup Federal Income Tax Withholding. Backup withholding tax will be imposed on the gross proceeds paid to a tendering U.S. Shareholder unless the U.S. Shareholder provides such U.S. Shareholder's taxpayer identification number (employer identification number or social security number) to the depositary, certifies as to no loss of exemption from backup withholding, complies with applicable requirements of the backup withholding rules or is otherwise exempt from backup withholding. Therefore, each tendering U.S. Shareholder should complete and sign the Substitute Form W-9 included as part of the letter of transmittal so as to provide the information and certification necessary to avoid backup withholding. Certain U.S. Shareholders (including, among others, all corporations) are not subject to these backup withholding requirements; however, such shareholders should complete the Substitute Form W-9 to avoid erroneous backup withholding. In addition, Non- U.S. Shareholders are subject to these withholding requirements. In order for a Non-U.S. Shareholder to qualify as an exempt recipient, that Non-U.S. Shareholder must submit an IRS Form W-8 or a Substitute Form W-8. Such statements can be obtained from the depositary.

         TO PREVENT BACKUP U.S. FEDERAL INCOME TAX WITHHOLDING, EACH SHAREHOLDER WHO DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH WITHHOLDING MUST PROVIDE THE DEPOSITARY WITH THE SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE CERTAIN OTHER INFORMATION BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL.

         Withholding for Non-U.S. Shareholders. Even if a Non-U.S. Shareholder has provided the required certification to avoid backup withholding, the depositary will withhold U.S. federal income tax equal to 30% of the gross payments payable to a Non-U.S. Shareholder or his or her agent unless the depositary determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the U.S. In order to obtain a reduced rate of withholding pursuant to a tax treaty, a Non-U.S. Shareholder must deliver to the depositary before the payment a properly completed and executed IRS Form W-8BEN. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the offer are effectively connected with the conduct of a trade or business within the U.S., a Non-U.S. Shareholder must deliver to the depositary a properly completed and executed IRS Form W-8ECI. The depositary will determine a shareholder's status as a Non-U.S. Shareholder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Forms W-8BEN or W-8ECI) unless facts and circumstances indicate that such reliance is not warranted. A Non-U.S. Shareholder may be eligible to obtain a refund of all or a portion of any tax withheld if such shareowner meets the "complete redemption," "substantially disproportionate" or "not essentially equivalent to a dividend" test described above or is otherwise able to establish that no tax or a reduced amount of tax is due. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding. Non-U.S. Shareholders are urged to consult their own tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

6. NET ASSET VALUE AND MARKET PRICE RANGE OF THE SHARES; DIVIDENDS ON THE
   SHARES

         The shares are traded on the New York Stock Exchange. The following table sets forth for the periods indicated the net asset value (as of the last day of each such period), and the high and low price per share on the New York Stock Exchange during each such period:

-------------------------------------------------------------------------------
                                                                       NET
                                                                      ASSET
FISCAL QUARTER ENDED                             HIGH        LOW      VALUE
-------------------------------------------------------------------------------
August 31, 2007                                  6.73       6.52       7.19
-------------------------------------------------------------------------------
May 31, 2007                                     6.77       6.59       7.14
-------------------------------------------------------------------------------
February 28, 2007                                6.65       6.48       7.24
-------------------------------------------------------------------------------
November 30, 2006                                6.60       6.41       7.28
-------------------------------------------------------------------------------
August 31, 2006                                  6.53       6.23       7.20
-------------------------------------------------------------------------------
May 31, 2006                                     6.47       6.24       7.10
-------------------------------------------------------------------------------
February 28, 2006                                6.62       6.36       7.26
-------------------------------------------------------------------------------
November 30, 2005                                6.68       6.36       7.27
-------------------------------------------------------------------------------

         The tender of shares, unless and until such tendered shares are accepted for purchase, will not affect the record ownership of any such tendered shares for purposes of entitlement to any dividends payable by the fund.

         On October 9, 2007, the net asset value was $7.14 per share and the reported sales price on the New York Stock Exchange was $6.84 per share, representing a 4.202% discount from net asset value. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

7. SOURCE AND AMOUNT OF FUNDS; EFFECT OF THE OFFER

         Cost to the Fund. The actual cost of the offer to the fund cannot be determined at this time because the number of shares to be purchased will depend on the number tendered, and the price will be based on the net asset value per share on the expiration date. If the net asset value per share on the expiration date were the same as the net asset value per share on October 9, 2007, and if shareholders tender 19,249,709 shares, the maximum number of securities we will purchase pursuant to the offer, the estimated payment by the fund to the shareholders would be approximately $136,113,764. See the Pro Forma Capitalization Table below.

         The monies we use to purchase shares in the offer will be obtained from cash and from sales of securities in the fund's investment portfolio. There are no financing conditions to this offer.

         Effect on Net Asset Value and Consideration Received by Tendering Shareholders.

         THE OFFER MAY HAVE CERTAIN ADVERSE CONSEQUENCES FOR TENDERING AND NON-TENDERING SHAREHOLDERS.

         If the fund were required to sell a substantial amount of portfolio securities to raise cash to finance the offer, the market prices of portfolio securities being sold and/or the fund's remaining portfolio securities may decline and hence the fund's net asset value may decline. If any such decline occurs, we cannot predict what its magnitude would be or whether such a decline would be temporary or continue to or beyond the expiration date. Because the price per share to be paid in the offer will be dependent upon the net asset value per share as determined on the expiration date, if such a decline continued up to the expiration date, the consideration received by tendering shareholders would be reduced. In addition, the fund may receive proceeds from the sale of portfolio securities less than their valuations by the fund. Accordingly, obtaining the cash to consummate the offer may result in a decrease in the fund's net asset value per share, thereby reducing the amount of proceeds received by tendering shareholders and the net asset value per share for non-tendering shareholders.

         Shareholders should note, however, that the offer may result in accretion to the fund's net asset value per share following the offer, due to the fact that the tender price would represent a 1% discount to the fund's net asset value per share at that time. The potential accretion to the fund's net asset value per share may offset, in whole or in part, any decline in the fund's net asset value as discussed above and the expenses of the offer.

         The fund will likely sell portfolio securities during the pendency of the offer to raise cash for the purchase of shares. During the pendency of the offer, consequently, and possibly after that, the fund will likely hold a greater than normal percentage of its net assets in cash and cash equivalents. The fund will pay for tendered shares it accepts for payment promptly after the expiration date of this offer. Because the fund will not know the number of shares tendered until the expiration date, the fund will not know until the expiration date the amount of cash required to pay for such shares. If on or prior to the expiration date, the fund does not have, or believes it is unlikely to have, sufficient cash to pay for all shares tendered, it may extend the offer to allow additional time to sell portfolio securities and raise sufficient cash.

         Recognition of Capital Gains by the Fund. As noted above, the fund will likely be required to sell portfolio securities to finance the offer. If the fund's tax basis for the securities sold is less than the sale proceeds, the fund will recognize capital gains. The fund would expect to declare and distribute any such gains to shareholders of record (reduced by net capital losses realized during the fiscal year, if any). In addition, some of the distributed gains may be realized on securities held for one year or less, which would generate income taxable to the non-tendering shareholders at ordinary income rates. This recognition and distribution of gains, if any, would have certain negative consequences. First, shareholders remaining at the time of a declaration of distributions would be required to pay taxes on a greater amount of distributions than otherwise would be the case. Second, to raise cash to make the distributions, the fund might need to sell additional portfolio securities thereby possibly being forced to realize and recognize additional capital gains. It is impossible to predict what the amount of unrealized gains or losses would be in the fund's portfolio at the time that the fund is required to liquidate portfolio securities (and the amount of capital gains or losses that would be realized and recognized). As of October 10, 2007, there was net unrealized depreciation of $8,972,059 in the fund's portfolio as a whole, and as of November 30,2006, there were net capital loss carryforwards of $22,831,879 that for tax purposes would offset future gains actually realized. In addition, the fund has current year estimated realized losses of approximately $347,000 which could increase the amount of the current capital loss carryforward as of November 30, 2007. Based on the current position of the fund, an expiration of carryforwards of approximately $11.6 million at November 30, 2007 will decrease the amount of the carryforward.

         Tax Consequences of Repurchases to Shareholders. Our purchase of tendered shares pursuant to the offer will have tax consequences for tendering shareholders and may have tax consequences for non-tendering shareholders (or in certain cases tendering shareholders whose percentage interests in the fund nonetheless increase as a result of the offer). See Section 5 of this offer to purchase.

         Higher Expense Ratio and Less Investment Flexibility. If we purchase a substantial number of shares pursuant to the offer, the net assets of the fund will be reduced accordingly. The reduced net assets of the fund as a result of the offer will result in a higher expense ratio for the fund and possibly in less investment flexibility for the fund. The fund's investment adviser has agreed to assume and bear the fund's expenses such that the fund's total operating expenses (excluding taxes, brokerage and transaction costs, currency conversion costs, extraordinary expenses and expenses associated with the fund's investing activities) do not exceed annually 0.80% through November 30, 2008. Thereafter, the fund's total operating expenses will be reviewed by the investment adviser and the Board of Trustees.

         Reduction in Shares Outstanding. Our purchase of shares in the offer will reduce the number of our shares that might otherwise trade publicly and may reduce the number of our shareholders. Assuming the offer is fully subscribed, we will have approximately 32,082,846 shares outstanding following the purchase of shares tendered in the offer. The actual number of shares outstanding will depend on the number of shares tendered and purchased in the offer. This may reduce the volume of trading in the shares and make it more difficult to buy or sell significant amounts of shares without affecting the market price, which could adversely affect continuing shareholders.

         The shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the shares. We believe that, following the purchase of shares pursuant to the offer, the shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

         Our shares are registered under the Exchange Act, which requires, among other things, that we furnish specific information to our shareholders and to the Securities and Exchange Commission and comply with the Securities and Exchange Commission's proxy rules in connection with meetings of our shareholders. We believe that our purchase of shares in the offer will not result in the shares becoming eligible for deregistration under the Exchange Act.

         Pro Forma Effects on Capitalization. The following table sets forth the net assets of the fund as of October 9, 2007, adjusted to give effect to the offer (excluding expenses and assuming we repurchase 19,249,709 outstanding shares):

                          PRO FORMA CAPITALIZATION (1)
--------------------------------------------------------------------------------
                                               ADJUSTMENT FOR
                             AS OF           PURCHASE AT $7.07      PRO FORMA AS
                        OCTOBER 9, 2007          PER SHARE          ADJUSTED (2)
--------------------------------------------------------------------------------
Total net assets          366,636,402           136,113,764         230,522,638
--------------------------------------------------------------------------------
Shares outstanding        51,332,555             19,249,709          32,082,846
--------------------------------------------------------------------------------
Net asset value per
share (3)                    $7.14                 $7.07               $7.19
--------------------------------------------------------------------------------

----------
(1) This table is for illustrative purposes only. Actual results will vary. This table assumes purchase by the fund of 19,249,709 shares, equal to approximately 37.5% of the fund's outstanding shares as of October 9, 2007, at a price of $7.07 per share (which represents 99% of $7.14, the fund's NAV on October 9, 2007). Shares tendered pursuant to the offer will be purchased at a 1% discount to net asset value on the expiration date, which may be higher or lower, and the actual net asset value per share also may be higher or lower than that shown above.
(2) The adjusted total net assets does not reflect the fund's expenses associated with the tender offer. Those expenses will reduce the adjusted total net assets and may lower the net asset value per share.
(3) The net asset value per share of the fund is normally determined on each day that the New York Stock Exchange is open, as of the close of regular trading on the New York Stock Exchange, and is determined by dividing the total net assets of the fund by the number of shares outstanding.

8. PURPOSE OF THE OFFER

PURPOSE

         The purpose of the offer is to enhance liquidity for shareholders seeking to exit the fund at a price reflecting a smaller discount to net asset value than currently available in the market. The offer will provide shareholders the opportunity to sell more shares than would have been purchased in the tender offer proposed by Bulldog Investors General Partnership ( the "Bulldog Offer") at a price superior to the price offered in the Bulldog Offer, while permitting other shareholders who do not wish to sell to continue to have the benefits of the closed-end structure. The Bulldog Offer was terminated on October 4, 2007, upon the fund's announcement of its intention to engage in the tender offer described in this offer to purchase.

         NONE OF THE FUND, ITS BOARD OF TRUSTEES OR THE INVESTMENT ADVISER MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OF SUCH SHAREHOLDER'S SHARES, AND NONE OF SUCH PERSONS HAS AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THIS OFFER TO PURCHASE, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES.

USE OF SECURITIES ACQUIRED

         Shares acquired pursuant to the offer will be canceled and returned to the status of authorized but unissued equity.

PLANS

         The fund currently has an outstanding proposal to amend the fund's fundamental investment policy concerning borrowing to permit the fund to use leverage (the "Leverage Proposal"), as detailed in the fund's definitive proxy statement, filed with the SEC on September 14, 2007.

         Except as indicated in this offer to purchase or in the fund's proxy statement filed with the Securities and Exchange Commission on September 14, 2007, the fund has no present plans or proposals which relate to or would result in (1) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the fund, (2) any purchase, sale or transfer of a material amount of assets of the fund, (3) any material change in the present dividend rate or policy, or indebtedness or capitalization of the fund (4) any change to the fund's present board of trustees or management, including, but not limited to, any plans or proposals to change the number or the term of trustees or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer,
(5) any other material changes in the fund's corporate structure or business, including any plans or proposals to make any changes in its investment policy for which a vote would be required by Section 13 of the Investment Company Act of 1940, (6) any class of equity securities of the fund being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system operated by a national securities association, (7) any class or equity securities of the fund becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act, (8) the suspension of the fund's obligation to file reports under Section 15(d) of the Exchange Act,
(9) the acquisition by any person of additional securities of the fund, or the disposition of securities of the fund, or (10) any changes in the fund's declaration of trust, bylaws or other governing instruments or other actions that could impede the acquisition of control of the fund.

         The fund's board of trustees intends to continue to review the fund's investment performance, capitalization, management and prospects. Accordingly, the fund reserves the right to change its plans and intentions at any time, as it deems appropriate.

9. INFORMATION CONCERNING THE FUND

         The fund is a closed-end, non-diversified investment management investment company organized as a Massachusetts business trust. The shares were first issued to the public in May 1987. As a closed-ended investment company, the fund differs from an open-end investment company in that it does not redeem its shares at the election of a shareholder and does not continuously offer its shares for sale to the public. Instead the shares trade on the secondary market through their listing on the NYSE. The fund's investment objective is to provide a high level of current income by investing at least 65% of its assets in obligations issued or guaranteed by the U.S. Government, its agencies, authorities or instrumentalities. The principal executive offices of the fund are located at 500 Boylston Street, Boston, Massachusetts 02116. The fund's business telephone number is (617) 954-5000.

         Massachusetts Financial Services Company ("MFS") is the fund's investment adviser. MFS is America's oldest mutual fund organization. MFS and its predecessor organizations have a history of money management dating from 1924 and the founding of the first mutual fund, Massachusetts Investors Trust.

         The fund has various agreements with MFS and its affiliates relating to advisory, custodial and investor services. The amounts paid by the fund to MFS and its affiliates for these services are disclosed in the fund's financial statements and the notes to the financial statements, which can be found in the fund's annual and semi-annual reports.

         The fund is subject to the information and reporting requirements of the Investment Company Act of 1940 and is obligated to file reports and other information with the Securities and Exchange Commission relating to its business, financial condition and other matters. The fund has also filed the Schedule TO with the Securities and Exchange Commission. Such reports and other information should be available for inspection at the public reference room at the Securities and Exchange Commission's office, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The fund's filings are also available to the public on the Securities and Exchange Commission's internet site (http:// www.sec.gov). Copies may be obtained, by mail, upon payment of the Securities and Exchange Commission's customary charges, by writing to its Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549.

10. INTEREST OF TRUSTEES; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES

         As of September 4, 2007, the trustees and officers of the fund as a whole owned less than 1% of the outstanding shares of the fund. The following table shows the dollar range of equity securities beneficially owned by each trustee (a) of the fund and (b) on an aggregate basis, in all MFS funds overseen by the trustee, as of September 4, 2007. The address of each of them is in care of the fund at 500 Boylston Street, Boston, Massachusetts 02116.

    The following dollar ranges apply:
        N. None
        A. $1 - $10,000
        B. $10,001 - $50,000
        C. $50,001 - $100,000
        D. Over $100,000

                                                                                                       AGGREGATE
                                                                                                         DOLLAR
                                                                                     AGGREGATE          RANGE OF
                                                                                       DOLLAR        SECURITIES IN
                                                                                      RANGE OF       ALL MFS FUNDS
                                                                                       EQUITY         OVERSEEN OR
                                                                                     SECURITIES      TO BE OVERSEEN
                                                                                       IN THE            BY THE
NAME OF TRUSTEE                               TRUST NAME                               TRUST            NOMINEE
-----------------------------------------------------------------------------------------------------------------------

INTERESTED TRUSTEES
Robert J. Manning                   MFS Government Markets Income Trust                  N                 D
Robert C. Pozen                     MFS Government Markets Income Trust                  N                 D

INDEPENDENT TRUSTEES
Robert E. Butler                    MFS Government Markets Income Trust                  N                 D
Lawrence H. Cohn, M.D.              MFS Government Markets Income Trust                  B                 D
David H. Gunning                    MFS Government Markets Income Trust                  N                 D
William R. Gutow                    MFS Government Markets Income Trust                  N                 D
Michael Hegarty                     MFS Government Markets Income Trust                  N                 D
J. Atwood Ives, Chairman            MFS Government Markets Income Trust                  N                 D
Lawrence T. Perera                  MFS Government Markets Income Trust                  A                 D
J. Dale Sherratt                    MFS Government Markets Income Trust                  B                 D
Laurie J. Thomsen                   MFS Government Markets Income Trust                  N                 D
Robert W. Uek                       MFS Government Markets Income Trust                  B                 D

         Neither the fund nor, to the best of our knowledge, any of the fund's officers or trustees, any person controlling the fund, or any executive officer, trustee or director of any corporation or other person ultimately in control of the fund, has effected any transaction in shares, except dividend reinvestments, during the past 60 days.

         Massachusetts Financial Services Company ("MFS"), the fund's investment adviser, entered into the MGF Tender and Standstill Agreement and the Cost Reimbursement Agreement (together, the "Agreements") with Bulldog Investors General Partnership ("Bulldog"), each dated October 4, 2007.

         Under the terms of the Agreements, Bulldog agreed to terminate its previously announced tender offer to purchase up to 5,000,000 shares of the fund's common stock on November 9, 2007 at a price equal to 96.25% of NAV, withdraw its nonbinding shareholder proposal to open-end the Trust, and abandon its bid to have an alternative slate of nominees elected to the Trust's Board of Trustees. Subject to certain conditions set forth in the Agreements, MFS agreed to recommend that the Board of Trustees approve the offer described in this Offer to Purchase.

         This summary description of the Agreements does not purport to be complete and is qualified in its entirety by reference to the MGF Tender and Standstill Agreement and the Cost Reimbursement Agreement, which are filed as Exhibits (d)(1) and (d)(2) to the fund's Schedule TO, filed October 17, 2007.

         We have been advised by each of our trustees and executive officers that such individuals do not intend to tender any shares owned by them in the tender offer.

11. LEGAL MATTERS; REGULATORY APPROVALS

         Except as described in this offer to purchase, we are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acquisition of shares as contemplated by the offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of shares as contemplated by the offer. Should any such approval or other action be required, we currently contemplate that we will seek approval or such other action. We cannot predict whether we may determine that we are required to delay the acceptance for payment of, or payment for, shares tendered in response to the offer, pending the outcome of any such matters. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any approval or other action might not result in adverse consequences to our business. Our obligation to accept for payment and pay for shares under the offer is subject to various conditions. See Section 12.

12. CONDITIONS TO THE OFFER

         Notwithstanding any other provision of the offer, the fund will not accept tenders during any period when (a) such transactions, if consummated, would (i) result in the delisting of the fund's shares from the New York Stock Exchange or (ii) impair the fund's status as a regulated investment company under the Code (which would make the fund a taxable entity, causing the fund's income to be taxed at the fund level in addition to the taxation of shareholders who receive distributions from the fund); (b) there is any (i) legal or regulatory action or proceeding instituted or threatened challenging such transaction, (ii) suspension of or limitation on prices for trading securities generally on the New York Stock Exchange or other national securities exchanges, (iii) declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States or New York State, (iv) limitation affecting the fund imposed by federal or state authorities on the extension of credit by lending institutions, or (v) outbreak or escalation of hostilities, declaration by the United States of a national emergency or war, or other calamity or crisis the effect of which on financial markets is such as to make it, in the good faith judgment of the board of trustees of the fund, impractical or inadvisable to proceed with the offer; (c) the board of trustees of the fund determines in good faith that effecting any such transaction would constitute a breach of its fiduciary duty owed to the fund or its shareholders; or (d) the proposal to amend the fund's fundamental investment policy concerning borrowing to permit the fund to use leverage (the "Leverage Proposal"), as detailed in the fund's definitive proxy statement, filed with the SEC on September 14, 2007, fails to receive the requisite votes at the fund's November 1st annual meeting.

         The foregoing conditions are for the sole benefit of the fund and may be asserted by the fund regardless of the circumstances giving rise to any such conditions or may be waived by the fund in whole or in part at any time and from time to time in its sole discretion. The failure by the fund at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the fund concerning the events described in this Section shall be final and binding on all parties.

         A public announcement shall be made of a material change in, or waiver of, such conditions, and the offer may, in certain circumstances, be extended in connection with any such change or waiver.

         If the offer is suspended or postponed, the fund will provide notice to shareholders of such suspension or postponement.

13. FEES AND EXPENSES

         We have retained Georgeson Inc. to act as information agent and Computershare Trust Company, N.A. to act as depositary in connection with the offer. The information agent may contact holders of shares by mail, telephone, telegraph and in person and may request that brokers, dealers, commercial banks, trust companies and other nominee shareholders forward materials relating to the offer to beneficial owners. The information agent and the depositary will each receive reasonable and customary compensation for their services, will be reimbursed by us for specified out-of-pocket expenses and will be indemnified against certain liabilities in connection with the offer, including certain liabilities under the federal securities laws.

         We will not pay fees or commissions to any broker, dealer, commercial bank, trust company or other person for soliciting any shares under the offer, other than as described above. We will, however, on request, reimburse brokers, dealers, commercial banks, trust companies and other persons for customary handling and mailing expenses incurred in forwarding the offer and related materials to the beneficial owners for when they act as nominees. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or as an agent of our investment manager, information agent or depositary for purposes of the offer.

14. MISCELLANEOUS

         The offer is not being made to (nor will tenders be accepted from or on behalf of) holders of shares in any jurisdiction in which the making of the offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law.

         In accordance with Rule 13e-4 under the Exchange Act, we have filed with the Securities and Exchange Commission a Tender Offer Statement on Schedule TO that contains additional information with respect to the offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the places and in the manner set forth in Section 9.

         We have not authorized any person to make any recommendation on our behalf regarding whether you should tender or refrain from tendering your shares in the offer. We have not authorized any person to provide any information or make any representation in connection with the offer, other than those contained in this offer to purchase or in the letter of transmittal. You should not rely upon any recommendation, information or representation that is given or made to you as having been authorized by the fund, our investment manager, the fund's transfer agent, the depositary or the information agent.

                     MFS GOVERNMENT MARKETS INCOME TRUST

October 17, 2007

         The letter of transmittal, certificates for shares and any other required documents should be sent or delivered by each fund shareholder or the shareholder's broker, dealer, commercial bank, trust company or nominee to the depositary as follows:

                   The Depositary for the Tender Offer is:

                                                 COMPUTERSHARE

                By Mail:                     By Facsimile Transmission:              By Overnight Courier:

   Computershare Trust Company, N.A.      For Eligible Institutions Only:      Computershare Trust Company, N.A.
      Attention: Corporate Actions                 (781) 930-4942                 Attention: Corporate Actions
            P.O. Box 859208                                                           161 Bay State Drive
        Braintree, MA 02185-9208          For Confirmation Only Telephone:            Braintree, MA 02184
                                                   (781) 930-4900

         DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

         Any questions, requests for assistance or requests for additional copies of this offer to purchase, the letter of transmittal or the notice of guaranteed delivery may be directed to the information agent at the telephone number or address set forth below. You may also contact your broker, dealer, commercial bank, trust company or nominee for assistance concerning the offer. To confirm delivery of shares, shareholders are directed to contact the depositary.

                The Information Agent for the Tender Offer is:

                                   GEORGESON

                               17 State Street
                              New York, NY 10004
                    Banks and brokers call: (212) 440-9800
                       All others call: (888) 605-8354